EXHIBIT 3.4

                 FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS
                                       OF
                          COMMUNITY CAPITAL CORPORATION
                                OCTOBER 18, 2006

     The Amended and Restated Bylaws of Community Capital Corporation (the "Corporation") dated July 21, 2004, are hereby amended as follows:

Article IV of the Amended and Restated Bylaws of the Corporation is hereby deleted in its entirety and the following substituted therefor:

                                   ARTICLE IV

                               DIRECTORS EMERITUS

     Section 4.01 Number; Election. Each Director Emeritus shall be a Director or former Director of the Corporation. The number of Directors Emeritus shall be fixed, and each Director Emeritus shall be elected, from time to time by a majority vote of the Board of Directors. Each Director Emeritus shall remain a Director Emeritus until his or her removal, resignation, death, or incapacity. The term of office of each Director Emeritus shall not be subject to the expiration provisions contained in Section 3.03.

     Section 4.02 Authority. Unless the Board of Directors from time to time determines otherwise, Directors Emeritus shall not be given notice of meetings of the Board of Directors, shall not be entitled to information generally made available to Directors, and shall not be entitled to participate in meetings of the Board of Directors. No Director Emeritus shall, nor is any Director Emeritus entitled to, vote on any matter. No Director Emeritus shall be deemed to be a fiduciary of the Corporation for any purpose and shall not assume any liability or obligation for any act or omission undertaken as a Director Emeritus.

     Section 4.03 Resignation. Any Director Emeritus desiring to resign as a Director Emeritus may notify the Secretary of the Corporation in writing of such desire. The duties of such Director Emeritus shall terminate upon receipt by the Secretary of such notice.

     Section 4.04 Removal. Any Director Emeritus may be removed as a Director Emeritus, with or without cause, by a majority vote of the Board of Directors.

     Section 4.05 Compensation. No Director Emeritus is entitled to receive any fixed sum, or reimbursement of expenses, for attendance at any Board of Director meeting or to receive any salary as a Director Emeritus. These prohibitions shall not preclude any Director Emeritus from serving the Corporation or its subsidiaries in any other capacity and receiving compensation therefor.

     Section 4.06 Elimination of Director Emeritus Designation. Upon a majority vote of the Board of Directors at any time, the provisions of this Article IV may be suspended, and the terms of all existing Directors Emeritus, and all corresponding rights and privileges as Directors Emeritus, shall immediately terminate.

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     I, R. Wesley  Brewer,  as Secretary of Community  Capital  Corporation,  do
hereby certify that the above amendment was duly approved and adopted at a special meeting of Board of Directors of Community Capital Corporation on October 18, 2006.


                                                  /S/ R. WESLEY BREWER
                                                  ----------------------------
                                                  R. Wesley Brewer
                                                  Secretary